                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

FORM 4                                                      OMB APPROVAL
[_] CHECK THIS BOX IF NO LONGER                    -----------------------------
    SUBJECT TO SECTION 16. FORM 4                  OMB NUMBER:  3235-0287
    OR FORM 5 OBLIGATIONS MAY                      EXPIRES:  SEPTEMBER 30, 1998
    CONTINUE. SEE INSTRUCTION 1(b).                ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE....... 0.5
                                                   -----------------------------


              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(PRINT OR TYPE RESPONSES)

1. Name and Address of Reporting Person*

Grand-Clement                        Jean-Luc
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  (Last)                             (First)                         (Middle)

PixTech, Inc.   c/o Avenue Perroy
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                                    (Street)

13790 Rousset              France
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

PixTech, Inc. ("PIXT")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

----
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4. Statement for Month/Year

August 1997
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5. If Amendment,
   Date of Original
   (Month/Year)
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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


            [X]      Director                         10% Owner
           -----                           ------

            [X]      Officer (give                    Other (Specify
           -----     title below)          ------     below)


                   President, Chief Executive Officer
                        and Chairman of the Board
                   ----------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [x] Form filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person
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                TABLE I -- NON-DERIVATIVE SECURITIES,  ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security  2. Transac-   3. Transaction   4. Securities Acquired (A)  5. Amount of       6. Ownership      7. Nature
   (Instr. 3)            tion          Code             or Disposed of (D)          Securities         Form:             of
                         Date          (Instr. 8)       (Instr. 3, 4, and 5)        Beneficially       Direct (D) or     Indirect
                         (Month        -----------      -------------------------   Owned at end       Indirect (I)      Beneficial
                         /Day/         Code     V       Amount  (A) or (D)  Price   of Month           (Instr. 3 and 4)  Ownership
                         Year)                                                      (Instr. 3 and 4)                    (Instr. 4)
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


Common Stock             8/19/97        P               10,000    A   $3.50/share   61,106             D
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------

Common Stock                                                                        53,606             1                By Spouse
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


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                                                                          (over)
                                                                 SEC 1474 (7/96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction  4(b)(v).


                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security   2. Conversion   3. Trans-    4. Trans-    5. Number of    6. Date Exercisable  7. Title and Amount
   (Instr. 3)                        or Exercise     action       action       Derivative      and Expiration       of Underlying
                                     Price of        Date         Code         Securities      Date                 Securities
                                     Derivative      (Month/      (Instr.8)    Acquired (A)    (Month/Day/Year)     (Instr. 3 and 4)
                                     Security        Day/                      or Disposed
                                                     Year)                     of (D) (Instr.
                                                                               3, 4 and 5)
                                                               ---------------------------------------------------------------------

                                                                  Code   V     (A)    (D)       Date     Expira-          Amount or
                                                                                                Exer-    tion             Number of
                                                                                                cisable  Date      Title  Shares
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8. Price of      9. Number of      10. Ownership    11. Nature of
   Derivative       Derivative         Form of          Indirect
   Security         Securities         Derivative       Beneficial
   (Instr.5)        Beneficially       Security:        Ownership
                    Owned at End       Direct (D)       (Instr. 4)
                    of Month           Indirect (I)
                    (Instr. 4)         (Instr.4)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                        /s/ Lynnette C. Fallon                       8/21/97
                        -------------------------------             ---------
                        **Signature of Reporting Person               Date
                        By Lynnette C. Fallon, as Attorney-in-Fact


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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